Contact:	Dick Hobbs (414) 347-3836
Sensient Technologies Corporation
Reports Earnings for the Quarter Ended September 30, 2005
     MILWAUKEE—October 17, 2005—Sensient Technologies Corporation (NYSE: SXT) reported diluted earnings per share of 30 cents for its third quarter ended September 30, 2005. Diluted earnings per share were 46 cents in the third quarter of 2004 and 34 cents in the second quarter of 2005. Revenue for the third quarter was $256.4 million compared to $256.8 million in the prior year’s third quarter. Strong revenue growth in North American food and beverage product lines for both colors and flavors was offset by lower inkjet ink volumes. A sharp rise in costs for raw materials and energy impacted quarterly earnings by six cents per share.
     Results for the third quarter of 2005 include tax benefits from favorable audit settlements of two cents per share, which are offset by severance charges of two cents per share.
     Diluted earnings per share for the nine months ended September 30, 2005, were 91 cents compared to $1.17 in last year’s first nine months. Revenue for the first nine months of this year was $771.0 million compared to $774.8 million in the first nine months of the prior year. The prior year’s comparable period included $30.2 million of inkjet ink revenue that was lost at the end of 2004 when a major customer changed suppliers. Results for the first nine months of 2005 include higher energy, raw material and severance costs totaling approximately eleven cents per share. Year-to-date results also include a previously
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Sensient Technologies Corporation	Page 2
Earnings Release – Third quarter ended September 30, 2005
October 17, 2005
disclosed one-time expense, recorded in the Corporate and Other segment, of approximately six cents per share related to a customer arbitration.
     For the nine months ended September 30, 2005, cash flow provided by operating activities was $91.9 million. Total debt as of September 30, 2005, was $535.8 million, a reduction of $21.4 million in the quarter and $79.4 million since the beginning of the year.
     Sensient also announced today that it is evaluating actions to reduce costs by lowering headcount and rationalizing certain facilities. These plans, which will target annual savings in excess of $10 million, are expected to be finalized in the fourth quarter. The Company expects to incur one-time expenses estimated at $8 million in connection with the program.
     “The company is achieving solid revenue growth within the food and beverage product lines, however, rising raw material and energy costs are depressing operating profit,” said Kenneth P. Manning, Chairman, President and CEO of Sensient Technologies Corporation. “We are responding to rising costs with price increases and a program to reduce our cost structure significantly, which is expected to deliver earnings growth in 2006.”
BUSINESS REVIEW
     Flavors & Fragrances Group revenue grew 5.8%, to $171.2 million in the quarter ended September 30, 2005, compared to $161.8 million in last year’s third quarter. Operating income was $20.2 million compared to $24.9 million in the third quarter of 2004. For the past nine months, revenue and operating income were $504.5 million and $63.5 million, respectively. Group revenue in the quarter benefited from strong growth in North America. New customer wins led to a 7.9% increase in U.S. traditional flavor sales. Revenue was also up in Canada, Latin America and Europe.
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Sensient Technologies Corporation	Page 3
Earnings Release — Third quarter ended September 30, 2005
October 17, 2005
     Third quarter operating income was affected by cost increases, including higher costs for raw materials and energy. Increased costs impacted most product lines, but were particularly severe within the dehydrated flavors product line because of low yields in the 2005 crop. Although pricing within this product line was higher in the quarter, these price increases did not offset the effect of higher costs. Additional price increases, which will take place when annual contracts are renewed in the fourth quarter of 2005, are expected to result in greater profitability within this product line.
     Color Group revenue was $82.1 million in the quarter ended September 30, 2005, compared to $92.5 million in last year’s third quarter. Operating income was $13.1 million compared to $17.0 million in the third quarter of 2004. For the past nine months, revenue and operating income were $261.3 million and $42.6 million, respectively. Group revenue for the quarter was down because of lower inkjet ink revenues, primarily as a result of the previously disclosed winding up of a supply agreement with an original equipment manufacturer at the end of 2004. Quarterly operating income declined on lower inkjet ink revenues and unfavorable cost comparisons to the prior year. This quarter showed continued growth in revenue and profit from food and beverage colors.
     Asia Pacific Group revenues, which are reported within the Corporate and Other segment, were up 4.1% in the quarter, as a result of sales gains in Australia. The Asia Pacific Group was realigned during the third quarter. As a result, Sensient’s operations in Japan and China are now reported as part of the Flavors & Fragrances Group. Previously, these locations were included within the Asia Pacific Group. This change in reporting segments has been reflected in the results for the three months and nine months ended September 30, 2005. Results for the comparable periods in 2004 have also been restated to reflect this change.
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Sensient Technologies Corporation	Page 4
Earnings Release — Third quarter ended September 30, 2005
October 17, 2005
2005 OUTLOOK
     Sensient expects that its 2005 fourth quarter earnings, before any expenses related to its cost reduction program, will be flat in comparison to the third quarter of 2005.
CONFERENCE CALL
     The company will host a conference call to discuss its 2005 third quarter financial results at 2:00 p.m. CDT on Monday, October 17, 2005. To make a reservation for the conference call, please contact InterCall Teleconferencing at (706) 645-6973 and refer to the Sensient Technologies Corporation conference call.
     A replay will be available beginning at 5:00 p.m. CDT on October 17, 2005, through midnight on October 24, 2005, by calling (706) 645-9291 and referring to passcode 1213421. A transcript of the call will also be posted on the company’s web site at www.sensient-tech.com after the call concludes.
     This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, company performance and financial results. A variety of factors could cause the company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2004, and quarterly report on Form 10-Q for the quarter ended June 30, 2005. The forward-looking statements in this press release speak only as to the date of this release. Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.
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Sensient Technologies Corporation	Page 5
Earnings Release — Third quarter ended September 30, 2005
October 17, 2005
ABOUT SENSIENT TECHNOLOGIES
     Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks, display imaging chemicals, and other specialty chemicals. The company’s customers include major international manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.
www.sensient-tech.com
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Sensient Technologies Corporation	Page 6
(In thousands, except percentages and per share amounts)
Consolidated Statements of Earnings

	Three Months Ended September 30,			Nine Months Ended September 30,
	2005	2004	% Change	2005	2004	% Change

Revenue	$256,416	$256,849	(0.2)	$771,043	$774,819	(0.5)

Cost of products sold	183,370	179,287	2.3	543,987	542,495	0.3
Selling and administrative expenses	45,560	41,280	10.4	144,086	133,435	8.0

Operating income	27,486	36,282	(24.2)	82,970	98,889	(16.1)
Interest expense	8,820	7,646		26,446	22,974

Earnings before income taxes	18,666	28,636	(34.8)	56,524	75,915	(25.5)
Income taxes	4,538	7,044		13,702	21,114

Net earnings	$14,128	$21,592	(34.6)	$42,822	$54,801	(21.9)

Earnings per common share:
Basic	$0.30	$0.46	(34.8)	$0.91	$1.18	(22.9)

Diluted	$0.30	$0.46	(34.8)	$0.91	$1.17	(22.2)

Average common shares outstanding:
Basic	46,910	46,597	0.7	46,834	46,528	0.7

Diluted	47,170	46,896	0.6	47,173	46,808	0.8

Results by Segment	Three Months Ended September 30,			Nine Months Ended September 30,
Revenue	2005	2004	% Change	2005	2004	% Change

Flavors & Fragrances	$171,191	$161,781	5.8	$504,502	$485,861	3.8
Color	82,116	92,455	(11.2)	261,290	282,102	(7.4)
Corporate & Other	12,246	11,767	4.1	36,152	32,657	10.7
Intersegment elimination	(9,137)	(9,154)	(0.2)	(30,901)	(25,801)	19.8

Consolidated	$256,416	$256,849	(0.2)	$771,043	$774,819	(0.5)

Operating Income

Flavors & Fragrances	$20,241	$24,944	(18.9)	$63,542	$66,486	(4.4)
Color	13,137	17,033	(22.9)	42,593	50,386	(15.5)
Corporate & Other	(5,892)	(5,695)	3.5	(23,165)	(17,983)	28.8

Consolidated	$27,486	$36,282	(24.2)	$82,970	$98,889	(16.1)

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Sensient Technologies Corporation	Page 7
(In thousands, except per share amounts)

Consolidated Condensed Balance Sheets
September 30,	2005	2004

Current assets	$511,878	$547,508
Intangibles (net)	440,477	442,191
Property, plant and equipment (net)	381,498	385,029
Other assets	66,534	75,521

Total Assets	$1,400,387	$1,450,249

Current liabilities	$199,069	$255,111
Long-term debt	491,897	518,573
Accrued employee and retiree benefits	41,290	32,764
Other liabilities	14,117	31,225
Shareholders’ equity	654,014	612,576

Total Liabilities and Shareholders’ Equity	$1,400,387	$1,450,249

Consolidated Statements of Cash Flows
Nine Months Ended September 30,	2005	2004

Net cash provided by operating activities	$91,900	$94,424

Cash flows from investing activities:
Acquisition of property, plant and equipment	(22,342)	(32,535)
Proceeds from sale of assets	982	1,092
Decrease in other assets	616	2,822

Net cash used in investing activities	(20,744)	(28,621)

Cash flows from financing activities:
Proceeds from additional borrowings	40,540	188,664
Debt and capital lease payments	(91,713)	(232,160)
Dividends paid	(21,240)	(21,067)
Proceeds from options exercised and other	3,855	2,756

Net cash used in financing activities	(68,558)	(61,807)

Effect of exchange rate changes on cash and cash equivalents	(261)	10

Net increase in cash and cash equivalents	2,337	4,006
Cash and cash equivalents at beginning of period	2,243	3,250

Cash and cash equivalents at end of period	$4,580	$7,256

Supplemental Information
Nine Months Ended September 30,	2005	2004

Depreciation and amortization	$35,407	$34,691

Dividends per share	$0.45	$0.45
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